Subsidiaries of Registrant                        Exhibit 21


TP Acquisition Corp, a Texas corporation

Get Real, Inc., a Delaware corporation

Texas Taco Cabana, L.P., a Texas limited partnership

T. C. Management Inc., a Delaware Corporation

T.C Lease Holdings III, V and VI, Inc., a Texas Corporation

Taco Cabana Multistate, Inc., a Delaware Corporation

Colorado Cabana, Inc., a Colorado Corporation

Taco Cabana Atlanta, Inc., a Delaware Corporation

Taco Cabana Investments, Inc., a Delaware Corporation

Taco Cabana Management, Inc. a Texas corporation